Pricing supplement No. 2524 To prospectus supplement dated July 31, 2015 and prospectus dated July 31, 2015	Registration Statement No. 333-206013 Dated August 17, 2015; Rule 424(b)(2)

Deutsche Bank AG

$1,000,000,000 5 Year 2.95% Fixed Rate Notes due August 20, 2020

General

•	The 5 Year 2.95% Fixed Rate Notes due August 20, 2020 (the “notes”) pay interest semi-annually in arrears at a rate of 2.95% per annum. The notes are designed for investors who seek semi-annual interest payments with the return of principal at maturity. All payments on the notes, including interest payments and the repayment of principal at maturity, are subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due August 20, 2020

•	Minimum denominations of $1,000 (the “Principal Amount”) and integral multiples thereof.

•	The notes priced on August 17, 2015 (the “Trade Date”) and are expected to settle on August 20, 2015 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company (“DTC”).

Key Terms

Issuer:	Deutsche Bank AG
Issue Price:	99.829%
Interest Rate:	2.95% per annum, payable on a semi-annual basis in arrears on each Interest Payment Date, based on an unadjusted 30/360 day count convention.
Interest Payment Dates:	February 20 and August 20 of each year, commencing on February 20, 2016 and ending on the Maturity Date. If any scheduled Interest Payment Date is not a Business Day (as defined below), the interest will be paid on the first following day that is a Business Day. Notwithstanding the foregoing, such interest will be paid with the full force and effect as if made on such scheduled Interest Payment Date, and no adjustment will be made to the amount of interest to be paid.
Trade Date:	August 17, 2015
Settlement Date:	August 20, 2015
Maturity Date:	August 20, 2020
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25152R2U6 / US25152R2U64

Investing in the notes involves a number of risks. See “Risk Factors” beginnning on page PS-5 of the accompanying prospectus supplement and page 12 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS-4 in this pricing supplement.

By acquiring the notes, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures” on page PS-2 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	99.829%	0.25%	99.579%
Total	$998,290,000	$2,500,000	$995,790,000

(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”), an agent for this offering, is our affiliate. For more information, see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.

The notes are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$998,290,000	$116,001.30

Deutsche Bank Securities

August 17, 2015

RESOLUTION MEASURES

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Resolution Act may result in the notes being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) a transfer of the notes to another entity, an amendment of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes and (ii) authorized, directed and requested DTC and any participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus dated July 31, 2015, including the risk factor “The securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us.”

PS-2

SUMMARY

You should read this pricing supplement together with the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement and prospectus. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this pricing supplement nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this pricing supplement and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

PS-3

SELECTED RISK CONSIDERATIONS

An investment in the notes involves risks. This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.

•	THE VALUE OF THE NOTES MAY DECLINE DUE TO SUCH FACTORS AS A RISE IN INFLATION AND/OR INTEREST RATES OVER THE TERM OF THE NOTES — Because the notes mature in 2020, their value may decline over time due to such factors as inflation and/or rising interest rates. In addition, if the market interest rates rise during the term of the notes, the Interest Rate on the notes may in the future be lower than the interest rates for similar debt securities then prevailing in the market. If this occurs, you will not be able to require the Issuer to redeem the notes and will, therefore, bear the risk of holding the notes and of earning a lower return than you could earn on other investments until the Maturity Date.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any interest payments to be made on the notes and the repayment of principal at maturity depend on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes. Fitch Ratings downgraded Deutsche Bank AG’s long-term issuer default rating and senior debt ratings from A+ to A on May 19, 2015 and placed the ratings on negative outlooks on July 30, 2015. On June 9, 2015, Standard & Poor's downgraded Deutsche Bank AG’s long-term counterparty credit rating from A to BBB+ and removed the ratings from Credit Watch with negative implications. In the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure, you might not receive interest and principal payments owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BECOME SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS, BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the notes being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the notes; converting the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the notes to another entity, amending the terms and conditions of the notes or cancelling of the notes. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. One of this law’s primary purposes would be to conform German law to the SRM Regulation. In addition, the draft bill proposes that in the event of an insolvency proceeding, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. Instruments that are typically traded on money markets would not be subject to the proposed subordination. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If enacted, the proposed subordination of senior unsecured debt instruments could apply to the notes, which would most likely result in a larger share of loss being allocated to the notes in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and

PS-4

are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us.

By acquiring the notes, you would have no claim or other right against us arising out of any subordination or Resolution Measure, and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

•	THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the notes.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market for the notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — The value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the time remaining to the maturity of the notes;

•	trends relating to inflation;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	HOLDINGS OF THE NOTES BY OUR AFFILIATES AND FUTURE SALES MAY AFFECT THE PRICE OF THE NOTES — Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own a portion of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates may be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

PS-5

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 Principal Amount of our 5 Year 2.95% Fixed Rate Notes due August 20, 2020.

General

The notes are senior unsecured obligations of Deutsche Bank AG that pay interest at a fixed rate equal to 2.95% per annum. The interest will be paid on a semi-annual basis in arrears on each Interest Payment Date, including the Maturity Date, based on an unadjusted 30/360 day count convention. The notes are our Series A global notes referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar. From time to time, we may create and issue additional notes with the same terms, so that the additional notes will be considered as part of the same issuance as the earlier notes.

The notes are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations, other than those claims which are expressly preferred by law of the jurisdiction of our incorporation.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The principal amount (the “Principal Amount”) of the notes is $1,000 and the Issue Price of the notes is $998.29. The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

Payments on the Notes

The “Maturity Date” will be August 20, 2020, unless that day is not a Business Day, in which case the Maturity Date will be the first following Business Day. On the Maturity Date, you will receive a cash payment, for each $1,000 Principal Amount of notes, of $1,000 plus any accrued but unpaid interest. If the scheduled Maturity Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on the scheduled Maturity Date, and no interest on such postponed payment will accrue during the period from and after the scheduled Maturity Date.

The notes will bear interest from the Settlement Date at a fixed rate equal to 2.95% per annum, payable on a semi-annual basis in arrears on February 20 and August 20 of each year (each, an “Interest Payment Date”), commencing on February 20, 2016 and ending on the Maturity Date, based on an unadjusted 30/360 day count convention. If any scheduled Interest Payment Date is not a Business Day, the interest will be paid on the first following day that is a Business Day. Notwithstanding the foregoing, such interest will be paid with the full force and effect as if made on such scheduled Interest Payment Date, and no adjustment will be made to the amount of interest to be paid.

The initial interest period will begin on, and include, August 20, 2015 and end on, but exclude, the first Interest Payment Date (February 20, 2016). Each subsequent interest period will begin on, and include, the Interest Payment Date for the preceding interest period and end on, but exclude, the next following Interest Payment Date. The final interest period will end on, but exclude, the Maturity Date.

We will irrevocably deposit with DTC no later than the opening of business on the applicable Interest Payment Date and the Maturity Date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “Business Day” is any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York are authorized or obligated by law, regulation or executive order to close, (iii) is a day on which transactions in U.S. dollars are not conducted in the City of New York or (iv) a day on which TARGET2 is not operating.

PS-6

 Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Calculation Agent

Deutsche Bank AG will act as the calculation agent. As the calculation agent, Deutsche Bank AG will determine, among other things, the amount of interest payable in respect of your notes on each Interest Payment Date. Unless otherwise specified in this pricing supplement, all determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity on or prior to 11:00 a.m. on the Business Day preceding each Interest Payment Date and the Maturity Date.

All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 Principal Amount of notes at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount for each $1,000 Principal Amount of notes equal to $1,000 plus any accrued but unpaid interest to (but excluding) the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the

PS-7

descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The notes are offered on a global basis. Investors may elect to hold interests in the registered global notes held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series A Notes Offered on a Global Basis—Book Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

Tax Considerations

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” The notes will be treated for U.S. federal income tax purposes as fixed rate debt instruments that are issued without original issue discount.

If you purchase a note at a price that is greater or less than the issue price, you may be considered to have purchased the note with “amortizable bond premium” or “market discount,” respectively. See “United States Federal Income Taxation—Tax Consequences to U.S. Holders—Market Discount” and “United States Federal Income Taxation—Tax Consequences to U.S. Holders—Acquisition Premium and Amortizable Bond Premium,” as applicable, on page PS-40 of the accompanying prospectus supplement.

If you are a non-U.S. holder, you will not be subject to U.S. federal income tax (including withholding tax), provided that you fulfill certain certification requirements and certain other conditions are met. See “United States Federal Income Taxation—Tax Consequences to Non-U.S. Holders” on page PS-42 of the accompanying prospectus supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-8

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes, as more particularly described in “Use of Proceeds” in the accompanying prospectus.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities. Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect.

PS-9

SUPPLEMENTAL UNDERWRITING INFORMATION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and DBSI, as agent thereunder, and certain other agents that may be party to the Distribution Agreement from time to time (each, an “Agent,” and, collectively with DBSI, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the Principal Amount of notes indicated opposite such Agent’s name in the following table.

Agents	Principal Amount of Notes
Deutsche Bank Securities Inc.	$ 870,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$ 10,000,000
BNY Mellon Capital Markets, LLC	$ 10,000,000
Comerica Securities, Inc.	$ 10,000,000
Drexel Hamilton, LLC	$ 10,000,000
The Huntington Investment Company	$ 10,000,000
KeyBanc Capital Markets Inc.	$ 10,000,000
Mischler Financial Group, Inc.	$ 10,000,000
Multi-Bank Securities, Inc.	$ 10,000,000
RBC Capital Markets, LLC	$ 10,000,000
Regions Securities LLC	$ 10,000,000
Scotia Capital (USA) Inc.	$ 10,000,000
TD Securities (USA) LLC	$ 10,000,000
U.S. Bancorp Investments, Inc.	$ 10,000,000
Total…………………………………………………………..	$ 1,000,000,000

Notes sold by the Agents to the public will initially be offered at the Issue Price set forth on the cover of this pricing supplement. If all of the notes are not sold at the Issue Price, the Agents may change the offering price and the other selling terms.

The Agents will receive a selling concession in connection with the sale of the notes of 0.25% or $2.50 per $1,000 Principal Amount of notes. The Agents may also sell the notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Agents and/or the purchasers of the notes for whom they may act as agent and such compensation received by such dealers will not be in excess of the selling concession the Agents receive from us. In connection with the sale of the notes, the Agents may receive commissions from the purchasers of the notes for whom they may act as agent. The Agents and any dealers that participate with the Agents in the distribution of the notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the notes by them may be deemed to be underwriting discounts or commissions.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes may be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. Because DBSI is both our affiliate and a member of FINRA, the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase,

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notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or slow a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Principal Amount of notes offered pursuant to this pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own a portion of the notes offered in that offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that if any notes are to be offered outside the United States, it will not offer or sell any such notes in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained and such Agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the notes, or the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which is the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated July 31, 2015, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 31, 2015, which has been filed as an exhibit to the registration statement referred to above.

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